Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2007 FIRST QUARTER RESULTS

Financial and Operating Highlights – 2007 First Quarter vs. 2006 First Quarter

•	Loss per share of $0.63 vs. earnings per share of $1.38 last year

•	Earnings per share of $0.62, excluding the first quarter impairment charge of $1.25 per share

•	Net loss of $40.8 million compared to net income of $94.8 million last year

•	$130.2 million of charges related to inventory and joint venture impairments in the current quarter

•	Homebuilding revenues of $698 million compared to $879 million last year

•	1,868* new home deliveries, down 24% from 2,473* last year

•	Homebuilding gross margin of 10.0% (22.4%** excluding the $86.1 million inventory impairment charge) vs. 29.5% last year

•	Adjusted Homebuilding EBITDA*** of $90.9 million and an EBITDA margin of 13.0%

•	1,941* net new home orders, down 22% year-over-year, and quarter-end backlog of 2,712* homes, valued at $983 million

Updated revenue and delivery guidance for 2007 of $3.1 billion in homebuilding revenues on 8,150* deliveries

IRVINE, CALIFORNIA, April 26, 2007, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2007 first quarter operating results. The net loss for the quarter ended March 31, 2007 was $40.8 million, or $0.63 per diluted share, compared to net income of $94.8 million, or $1.38 per diluted share, in the year earlier period. Homebuilding revenues for the 2007 first quarter were $698 million versus $879 million last year. The Company’s results for the 2007 first quarter include non-cash pretax impairment charges of $130.2 million, or $1.25 per diluted share after tax, of which $86.1 million related to consolidated real estate inventories while $44.1 million related to our share of joint venture inventory impairment charges. Excluding the first quarter impairment charges, our earnings would have been $0.62 per share.

*	Excludes the Company’s unconsolidated joint ventures.
**	The Company’s reported homebuilding gross margin for the 2007 first quarter was $70.1 million, or 10.0%, and after adding back the inventory impairment charge of $86.1 million, the Company’s homebuilding gross margin would have been $156.2 million, or 22.4%.
***	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

“The Company’s 2007 first quarter results reflect the challenges the industry faces in most of the major markets across the country,” commented Stephen J. Scarborough, Chairman, CEO and President of the Company. “Overall, sales rates continue to be sluggish in many markets reflecting continued high inventory levels and buyers’ concerns over home price stability. With that being said, however, there were a few bright spots. We saw a continuation of the improved order levels that we began to see in the fourth quarter of last year in both our Southern and Northern California regions, including increased absorption rates and significantly lower cancellation rates. While this activity has come as a result of our more aggressive pricing strategy, it does show that demand exists at the right price. In addition, as a result of the Company’s focus on its balance sheet, we generated a modest level of cash flow during the quarter which was used to reduce a portion of our consolidated debt.”

“Our first quarter results reflect additional impairment charges totaling approximately $130 million from both consolidated as well as joint venture projects. These impairment charges reflect the uncertain and tenuous pricing environment we face in many of our markets. While difficult to predict, we will likely incur additional impairment charges until we see clear signs of stabilization in our markets, particularly as it relates to the pricing of new homes. The level of pricing uncertainty is greater with respect to projects not yet developed or opened for sale, where estimating pricing reflects a higher degree of uncertainty and unpredictability.”

Mr. Scarborough said, “As mentioned above, our principal strategic focus in the near term will be to generate positive cash flow and reduce our consolidated debt levels. Our focus on carefully managing starts, while significantly reducing outlays for new land acquisitions, is designed to help achieve our goal of reducing leverage. In addition, we will continue to evaluate our pricing strategy to generate a desirable level of cash flow from new home closings.”

“As part of our focus on prudently managing our business during the current downturn, we are pleased to report that we recently successfully completed a nearly two-year extension of our revolving credit facility which has a new maturity date of May 2011, while at the same time amending the facility to provide us with increased flexibility with respect to our interest coverage ratio covenant. We appreciate the tremendous support of our bank group which we believe validates our operating model, including our approach to managing our business during these challenging times.”

Mr. Scarborough continued, “Our current 2007 business plan reflects $3.1 billion in homebuilding revenues from approximately 8,150 new home deliveries. For the 2007 second quarter we are projecting approximately 1,565 new home deliveries and homebuilding revenues of $560 million. As noted earlier, there is uncertainty surrounding the need for additional impairments and the pricing of houses generally and as a result we are not giving earnings guidance at this time.”

Mr. Scarborough concluded, “While the outlook for housing is extremely uncertain at this point, we believe we are taking the appropriate measures to manage our business through the cycle, including a focus on strengthening our balance sheet by reducing our inventory levels and leverage.”

Homebuilding Operations

	Three Months Ended March 31,
	2007	2006	% Change
	(Dollars in thousands)
Homebuilding pretax income (loss)(1):
California	$(24,285)	$96,221	(125)%
Southwest	(34,146)	23,598	(245)%
Southeast	(6,755)	39,187	(117)%
Corporate	(2,095)	(6,412)	67%

Total homebuilding pretax income (loss)	$(67,281)	$152,594	(144)%

(1)	Homebuilding pretax income for the three months ended March 31, 2007 includes a total of $130.2 million of non-cash pretax inventory and joint venture impairment charges recorded in the following segments: $52.7 million in California, $53.8 million in the Southwest, and $23.7 million in the Southeast.

	Three Months Ended March 31,
	2007	2006	% Change
	(Dollars in thousands)
Homebuilding revenues:
California	$284,110	$430,998	(34)%
Southwest	273,351	214,630	27%
Southeast	140,874	233,392	(40)%

Total homebuilding revenues	$698,335	$879,020	(21)%

The Company generated a pretax loss of $67.3 million from its homebuilding operations in the 2007 first quarter compared to pretax income of $152.6 million in the year earlier period. The $219.9 million decrease in homebuilding pretax operating results reflects a non-cash pretax inventory impairment charge of $86.1 million, which is included in cost of sales, and a $44.1 million pretax inventory impairment charge related to the Company’s unconsolidated joint ventures, which is included in joint venture income(loss). The decrease was also driven by a 21% reduction in homebuilding revenues to $698 million, and a significant drop in our homebuilding gross margin percentage. In addition, the Company’s SG&A rate increased from 13.0% last year to 14.4% this year.

The 21% decrease in homebuilding revenues was primarily attributable to a 24% decrease in new home deliveries (excluding joint ventures), partially offset by a 2% increase in our consolidated average home price to $361,000.

	Three Months Ended March 31,
	2007	2006	% Change
New homes delivered:
Southern California	276	451	(39)%
Northern California	157	168	(7)%

Total California	433	619	(30)%

Arizona	434	359	21%
Texas	378	432	(13)%
Colorado	77	110	(30)%
Nevada	5	—	—

Total Southwest	894	901	(1)%

Florida	358	717	(50)%
Carolinas	183	236	(22)%

Total Southeast	541	953	(43)%

Consolidated total	1,868	2,473	(24)%

Unconsolidated joint ventures:
Southern California	58	27	115%
Northern California	23	6	283%
Arizona	4	6	(33)%
Illinois	12	—	—

Total unconsolidated joint ventures	97	39	149%

Total (including joint ventures)	1,965	2,512	(22)%

The 24% decrease in new home deliveries companywide (excluding joint ventures) was influenced by the following regional changes. Deliveries were off 39% in Southern California to 276 new homes (excluding 58 joint venture deliveries) reflecting the slowdown in order activity which began in late 2005 and progressed throughout 2006. Deliveries were down 7% in Northern California to 157 new homes (excluding 23 joint venture deliveries), which primarily reflects the slowdown in new home demand that also began to surface in the region in the second half of 2005. In Florida, the Company delivered 358 new homes in the first quarter of 2007, representing a 50% year-over-year decline. The lower Florida delivery total was due to a weakening in housing demand beginning in late 2005 combined with a meaningful increase in the state’s cancellation rate. In Arizona, the Company delivered 434 homes (excluding 4 joint venture deliveries) during the 2007 first quarter, a 21% increase from the 2006 first quarter. While the Phoenix and Tucson markets have experienced similar declines in new home demand, including increased cancellation rates, these two divisions were able to convert a significant portion of their backlogs during the first quarter while also aggressively discounting standing speculative units resulting in additional first quarter deliveries. In the Carolinas, deliveries were off 22% to 183 new homes driven by a 36% decrease in deliveries in Raleigh, while deliveries in Charlotte were generally in line with the year earlier period. New home deliveries were down 13% in Texas to 378 new homes, driven by moderating demand in Dallas and San Antonio, offset in part by an increase in deliveries from our Austin division which experienced steady demand for new homes during the quarter. Deliveries were off 30% in Colorado to 77 new homes for the quarter in what is still a challenging environment.

	Three Months Ended March 31,
	2007	2006	% Change
Average selling prices of homes delivered:
Southern California	$702,000	$668,000	5%
Northern California	575,000	773,000	(26)%

Total California	656,000	696,000	(6)%

Arizona	322,000	268,000	20%
Texas	214,000	190,000	13%
Colorado	351,000	314,000	12%
Nevada	427,000	—	—

Total Southwest	280,000	236,000	19%

Florida	279,000	264,000	6%
Carolinas	217,000	178,000	22%

Total Southeast	258,000	243,000	6%

Consolidated (excluding joint ventures)	361,000	354,000	2%
Unconsolidated joint ventures	510,000	815,000	(37)%

Total (including joint ventures)	$368,000	$361,000	2%

During the 2007 first quarter, the Company’s average home price (excluding joint ventures) increased 2% to $361,000. In general, the overall increase was due to changes in our product and geographic mix, offset in part by the increase in incentives and discounts used to sell homes in California, Florida and Arizona, our three largest markets. The Company’s regional average home prices were also influenced by the following trends. Our average home price in Southern California was $702,000 for the first quarter of 2007, a 5% increase from the year earlier period. The slightly higher average home price was primarily due to a greater delivery mix from the Company’s Orange County and San Diego divisions, which generally build more expensive homes. Our average home price in Northern California was down 26% to $575,000 reflecting a greater proportion of deliveries from the Company’s more affordable markets in Sacramento and the Central Valley. Our average price in Florida was up 6% from the year ago period to $279,000, and primarily reflects a shift within our Tampa operation, our largest division in the state, to a greater mix of higher-priced homes. Our average price in Arizona was up 20% to $322,000, primarily reflecting the strong level of price appreciation experienced in Phoenix during 2005 and the early part of 2006. Our average price was up 22% in the Carolinas and primarily reflected a change in delivery mix towards larger, more expensive homes. Our average price in Texas of $214,000 was up 13% year-over-year and reflects a greater percentage of deliveries from Dallas and Austin which deliver more expensive homes than our San Antonio operation. Companywide, we expect that our full-year average new home price will increase slightly to approximately $375,000 in 2007. We are projecting a 2007 second quarter average home price of $355,000 to $360,000, down approximately 5% from the 2006 second quarter average. Both of these projected changes are primarily due to changes in our product and geographic mix, while at the same time being impacted by the generally higher level of incentives and discounts.

Homebuilding Gross Margin Percentage

The Company’s 2007 first quarter homebuilding gross margin percentage was down year-over-year to 10.0% from 29.5% in the year earlier period. The 2007 first quarter gross margin reflects an $86.1 million pretax inventory impairment charge which related primarily to projects in Texas, Florida, Arizona and California. Excluding the inventory impairment charge, our homebuilding gross margin would have been 22.4%. The year-over-year decrease in our gross margin percentage, as adjusted, was driven by lower gross margins across most of our markets, most notably in California and Arizona. The decrease in these markets was driven by increased incentives and discounts resulting from weakening demand during last year and this year, creating a much more competitive market for new homes. Margins in the Company’s Austin and Charlotte divisions, however, continued to improve while they remained stable in

Dallas. Our homebuilding gross margin percentage for 2007 is expected to be approximately 18% (excluding the first quarter impairment charge and any impairments that may be incurred in subsequent quarters), while our margin for the 2007 second quarter is expected to be approximately 17% (excluding potential impairment charges). We expect that actual homebuilding gross margins could be substantially lower based on the likelihood that we may incur additional impairment charges until our markets stabilize, particularly with respect to the pricing of new homes.

SG&A Expenses

Selling, general and administrative expenses (including corporate G&A) for the 2007 first quarter increased 140 basis points to 14.4% of homebuilding revenues. The higher level of SG&A expenses as a percentage of homebuilding revenues was primarily due to an increase in sales and marketing costs, particularly advertising and co-broker commissions, as a result of our focus on generating sales during these challenging market conditions. These increases were partially offset by an absolute decrease in our G&A expenses as well as a decrease in our G&A rate. The decrease in our G&A expenses were predominately related to compensation expenses. Our projected SG&A rate for 2007 is expected to be approximately 13.5% compared to 12.0% in 2006, while the 2007 second quarter rate is expected to be approximately 16.0%.

Homebuilding Joint Ventures

The Company recognized a $39.3 million loss from unconsolidated joint ventures during the quarter compared to income of $6.6 million in the 2006 first quarter. The loss in 2007 reflects a $44.1 million pretax charge related to the Company’s share of joint venture inventory impairments. For the 2007 first quarter approximately $4.4 million of joint venture income was generated from profits related to land sales to other builders while approximately $0.4 million was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 97 new homes in the 2007 first quarter versus 39 last year. For 2007, we are projecting approximately 700 new home deliveries, with approximately 100 of these joint venture homes projected to deliver in the second quarter of the year.

	Three Months Ended March 31,
	2007	2006	% Change
Net new orders:
Southern California	428	454	(6)%
Northern California	247	114	117%

Total California	675	568	19%

Arizona	255	488	(48)%
Texas	372	579	(36)%
Colorado	115	156	(26)%
Nevada	15	—	—

Total Southwest	757	1,223	(38)%

Florida	252	451	(44)%
Carolinas	257	235	9%

Total Southeast	509	686	(26)%

Consolidated total	1,941	2,477	(22)%

Unconsolidated joint ventures:
Southern California	73	5	1,360%
Northern California	40	17	135%
Arizona	(1)	—	—
Illinois	6	11	(45)%

Total unconsolidated joint ventures	118	33	258%

Total (including joint ventures)	2,059	2,510	(18)%

	Three Months Ended March 31,
	2007	2006	% Change
Average number of selling communities during the quarter:
Southern California	35	32	9%
Northern California	24	13	85%

Total California	59	45	31%

Arizona	26	28	(7)%
Texas	41	39	5%
Colorado	13	12	8%
Nevada	3	—	—

Total Southwest	83	79	5%

Florida	45	46	(2)%
Carolinas	21	17	24%

Total Southeast	66	63	5%

Consolidated total	208	187	11%

Unconsolidated joint ventures:
Southern California	9	1	800%
Northern California	6	5	20%
Arizona	—	—	—
Illinois	2	1	100%

Total unconsolidated joint ventures	17	7	143%

Total (including joint ventures)	225	194	16%

Net new orders companywide (excluding joint ventures) for the first quarter of 2007 totaled 1,941 homes, a 22% decrease from the 2006 first quarter. The Company’s consolidated cancellation rate for the 2007 first quarter was 25% of gross orders during the quarter compared to 25% in the 2006 first quarter and 43% in the 2006 fourth quarter, while the Company’s cancellation rate as a percentage of beginning backlog for the quarter was 24% compared to 13% last year. The overall decline in net orders resulted from the continued weak demand for homes in the Company’s three largest markets, California, Florida and Arizona, and to a lesser extent a decline in orders in Texas and Colorado. These decreases were partially offset by a 19% increase in net new orders in California. The declining level of demand in these markets is generally attributable to reduced housing affordability, higher short-term interest rates, a tightening of underwriting standards for certain borrowers and increased levels of new and existing homes for sale. These conditions have contributed to an erosion of homebuyer confidence in these markets.

Net new home orders were off 6% year-over-year for the quarter in Southern California on a 9% higher average community count. While down year-over-year, order activity has improved meaningfully over the levels of the past three quarters. The Company has seen a positive response to its pricing strategy which is designed to increase traffic and sales. In addition, the region’s first quarter cancellation rate dropped for the third quarter in a row to 19%, which compares to 32% last year. In Northern California, net new home orders were up 117% on an 85% higher average community count. While conditions remain challenging in all four of our Northern California divisions, we continued to have success with improved sales year-over-year and quarter-over-quarter as a result of our focus on increasing traffic and orders through a more competitive pricing strategy. Our cancellation rate of 10% for the 2007 first quarter was down from 28% in the 2006 first quarter and 25% in the fourth quarter.

Net new home orders were down 44% in Florida for the first quarter on a 2% lower community count. The year-over-year decrease in Florida order activity reflects continued weakness in buyer demand, and an increase in our cancellation rate to 41%. The most notable year-over-year change in Florida has been in our Tampa division where housing market conditions began to change rather dramatically at the end of the 2006 second quarter. Since Tampa is our largest division in Florida, the slowdown in that market has meaningfully impacted our statewide totals.

In Arizona, net new home orders were down 48% for the first quarter on a 7% lower average community count. The Phoenix market continues to experience challenging market conditions for new and existing homes, however, the Company’s cancellation rate in Phoenix, while up year-over-year to 35%, is down sharply from the 2006 fourth quarter rate of 84%.

Orders were up 9% in the Carolinas on a 24% higher community count, and down 36% in Texas on a 5% higher average community count for the first quarter. In Colorado, orders were down 26% on an 8% higher community count. Housing market conditions in the Company’s Texas markets are mixed with Austin performing relatively well while San Antonio and Dallas have weakened over the past few quarters. While the Carolina markets have slowed somewhat recently, they still remain healthy. Housing market conditions remain challenging in Colorado.

The Company ended the quarter with 209 active selling communities (excluding 19 joint venture communities), an 8% increase over the year earlier period. The Company is projecting to open approximately 105 new communities during 2007 compared to 88 in 2006. The Company is targeting approximately 260 communities by the end of 2007, representing a 25% year-over-year increase.

	At March 31,
	2007	2006	% Change
Backlog (in homes):
Southern California	376	1,041	(64)%
Northern California	189	244	(23)%

Total California	565	1,285	(56)%

Arizona	504	1,547	(67)%
Texas	578	976	(41)%
Colorado	186	256	(27)%
Nevada	21	—	—

Total Southwest	1,289	2,779	(54)%

Florida	591	2,010	(71)%
Carolinas	267	206	30%

Total Southeast	858	2,216	(61)%

Consolidated total	2,712	6,280	(57)%

Unconsolidated joint ventures:
Southern California	143	75	91%
Northern California	60	54	11%
Arizona	—	25	(100)%
Illinois	12	43	(72)%

Total unconsolidated joint ventures	215	197	9%

Total (including joint ventures)	2,927	6,477	(55)%

Backlog (estimated dollar value in thousands):
Southern California	$277,517	$778,439	(64)%
Northern California	99,148	179,432	(45)%

Total California	376,665	957,871	(61)%

Arizona	165,211	504,728	(67)%
Texas	136,386	193,445	(29)%
Colorado	71,537	81,522	(12)%
Nevada	7,304	—	—

Total Southwest	380,438	779,695	(51)%

Florida	163,881	571,452	(71)%
Carolinas	62,335	38,818	61%

Total Southeast	226,216	610,270	(63)%

Consolidated total	983,319	2,347,836	(58)%

Unconsolidated joint ventures:
Southern California	80,275	42,821	87%
Northern California	41,775	38,351	9%
Arizona	—	7,526	(100)%
Illinois	8,539	18,705	(54)%

Total unconsolidated joint ventures	130,589	107,403	22%

Total (including joint ventures)	$1,113,908	$2,455,239	(55)%

The 2007 first quarter backlog of 2,712 presold homes (excluding 215 joint venture homes) was valued at $983 million (excluding $131 million of joint venture backlog), a decrease of 58% from the March 31, 2006 backlog value, and reflects the meaningful slowdown in order activity during 2006 and into the first quarter of 2007.

	At March 31,
	2007	2006	% Change
Building sites owned or controlled:
Southern California	13,037	15,243	(14)%
Northern California	6,147	8,630	(29)%

Total California	19,184	23,873	(20)%

Arizona	9,591	12,003	(20)%
Texas	8,226	10,835	(24)%
Colorado	1,117	1,523	(27)%
Nevada	3,027	3,019	—

Total Southwest	21,961	27,380	(20)%

Florida	12,128	15,313	(21)%
Carolinas	3,942	5,269	(25)%
Illinois	167	220	(24)%

Total Southeast	16,237	20,802	(22)%

Total (including joint ventures)	57,382	72,055	(20)%

Total building sites owned	34,635	38,912	(11)%
Total building sites optioned or subject to contract	8,798	21,368	(59)%
Total joint venture lots	13,949	11,775	18%

Total (including joint ventures)	57,382	72,055	(20)%

Completed and unsold homes:
Consolidated	768	378	103%
Joint ventures	28	—	—

Total (including joint ventures)	796	378	111%

Homes under construction:
Consolidated	3,009	6,618	(55)%
Joint ventures	661	552	20%

Total (including joint ventures)	3,670	7,170	(49)%

Financial Services

In the 2007 first quarter, the Company’s financial services subsidiary generated pretax income of $1.2 million compared to a small loss in the year earlier period. The increase in profitability was driven primarily by a 57% higher level of loan sales, combined with an increase in origination fees and margins (in basis points) on loans sold, partially offset by a decline in the amount of net interest income earned on loans held for sale.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions operating in conjunction with our homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 61% to $259,000. The lower level of income was due to the declining level of new home deliveries combined with the transition of the Company’s Colorado operations during 2006 from a joint venture arrangement to the Company’s wholly owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2007 first quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, April 27, 2007. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (800) 599-9795 (domestic) or (617) 786-2905 (international); Passcode: 28087294. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 286-8010; Passcode: 66529627.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 95,000 families during its 41-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas,

Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company’s belief that demand exists at the right price; the likelihood that the company will incur additional impairments; the Company’s focus on generating cash flows and reducing debt levels; the Company’s focus on managing starts and reducing outlays for new land acquisitions to help reduce leverage; evaluation of the Company’s pricing strategy to generate cash flow; the measures the Company is taking to manage through the cycle, including strengthening the Company’s balance sheet; orders and backlog; housing market conditions; expected new community openings and active subdivisions; the Company’s expected deliveries and revenues; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; and expected joint venture deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2006. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006	%Change
	(Dollars in thousands, except per share amounts)
Homebuilding:
Revenues	$698,335	$879,020	(21)%
Cost of sales	(628,247)	(619,799)	1%

Gross margin	70,088	259,221	(73)%

Selling, general and administrative expenses	(100,874)	(114,468)	(12)%
Income (loss) from unconsolidated joint ventures	(39,257)	6,577	(697)%
Other income	2,762	1,264	119%

Homebuilding pretax income (loss)	(67,281)	152,594	(144)%

Financial Services:
Revenues	5,577	4,144	35%
Expenses	(4,415)	(4,207)	5%
Income from unconsolidated joint ventures	259	667	(61)%
Other income	250	218	15%

Financial services pretax income	1,671	822	103%

Income (loss) before taxes	(65,610)	153,416	(143)%
(Provision) benefit for income taxes	24,819	(58,659)	(142)%

Net income (loss)	$(40,791)	$94,757	(143)%

Earnings (Loss) Per Share:
Basic	$(0.63)	$1.42	(144)%
Diluted	$(0.63)	$1.38	(146)%

Weighted Average Common Shares Outstanding:
Basic	64,548,095	66,862,133	(3)%
Diluted	64,548,095	68,770,496	(6)%

Cash dividends per share	$0.04	$0.04	—

SELECTED FINANCIAL DATA

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
Net income (loss)	$(40,791)	$94,757
Net cash provided by (used in) operating activities	$156,606	$(299,535)
Net cash provided by (used in) investing activities	$(39,155)	$(20,162)
Net cash provided by (used in) financing activities	$(131,801)	$327,980
Adjusted Homebuilding EBITDA(1)	$90,931	$195,965
Homebuilding SG&A as a percentage of homebuilding revenues	14.4%	13.0%
Homebuilding interest incurred	$35,196	$31,912
Homebuilding interest capitalized to inventories owned	$32,133	$29,633
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,063	$2,279
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	4.0x	7.9x

(1)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) noncash impairment charges, if any, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income (loss), calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended March 31,		LTM Ended March 31,
	2007	2006	2007	2006
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$156,606	$(299,535)	$165,561	$(406,179)

Add:
Provision (benefit) for income taxes	(24,819)	58,659	(13,438)	279,056
Expensing of previously capitalized interest included in cost of sales	21,414	15,803	94,544	66,266
Excess tax benefits from share-based payment arrangements	513	2,068	1,142	2,068

Less:
Income (loss) from financial services subsidiary	1,162	(63)	6,653	3,305
Depreciation and amortization from financial services subsidiary	142	147	577	582
Loss on early extinguishment of debt	—	—	—	5,938

Net changes in operating assets and liabilities:
Trade and other receivables	(30,913)	(23,731)	(4,443)	2,696
Mortgage loans held for sale	(113,836)	(13,827)	25,114	37,705
Inventories-owned	(41,697)	438,977	109,334	889,648
Inventories-not owned	497	(33,547)	(34,949)	17,698
Deferred income taxes	24,590	(6,641)	157,818	17,523
Other assets	12,476	6,030	6,257	15,369
Accounts payable	28,548	7,488	26,698	(8,219)
Accrued liabilities	58,856	44,305	74,832	(62,298)

Adjusted Homebuilding EBITDA	$90,931	$195,965	$601,240	$841,508

	Three Months Ended March 31,		LTM Ended March 31,
	2007	2006	2007	2006
	(Dollars in thousands)
Net income (loss)	$(40,791)	$94,757	$(11,855)	$453,626
Add:
Cash distributions of income from unconsolidated joint ventures	6,838	26,259	56,001	86,410
Provision (benefit) for income taxes	(24,819)	58,659	(13,438)	279,056
Expensing of previously capitalized interest included in cost of sales	21,414	15,803	94,544	66,266
Non-cash impairment charges	85,618	—	413,650	—
Homebuilding depreciation and amortization	1,831	1,521	7,473	5,859
Amortization of stock-based compensation	3,004	6,147	13,396	17,240

Less:
Income (loss) from unconsolidated joint ventures	(38,998)	7,244	(48,122)	63,644
Income (loss) from financial services subsidiary	1,162	(63)	6,653	3,305

Adjusted Homebuilding EBITDA	$90,931	$195,965	$601,240	$841,508

BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	At March 31,
	2007	2006
Stockholders’ equity per share	$26.59	$27.08
Ratio of total debt to total book capitalization (1)	54.7%	53.6%
Ratio of adjusted net homebuilding debt to total book capitalization (2)	52.8%	51.4%
Ratio of total debt to LTM adjusted homebuilding EBITDA (1)	3.5x	2.5x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (2)	3.2x	2.3x
Homebuilding interest capitalized in inventories owned	$140,453	$94,818
Homebuilding interest capitalized as a percentage of inventories owned	4.5%	2.8%

(1)	Total debt at March 31, 2007 and 2006 includes $139.9 million and $111.1 million, respectively, of indebtedness of the Company’s financial services subsidiary and $13.6 million and $47.8 million, respectively, of indebtedness included in liabilities from inventories not owned.
(2)	Net homebuilding debt reflects the offset of $0 and $21.1 million in cash and equivalents at March 31, 2007 and 2006, respectively, against homebuilding debt of $1,921.9 million and $1,915.8 million respectively. Adjusted net homebuilding debt at March 31, 2007 and 2006 is further adjusted to exclude $139.9 million and $111.1 million, respectively, of indebtedness of the Company’s financial services subsidiary and $13.6 million and $47.8 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$3,842	$17,376
Trade and other receivables	46,812	77,725
Inventories:
Owned	3,140,784	3,268,788
Not owned	199,039	203,197
Investments in and advances to unconsolidated joint ventures	303,371	310,699
Deferred income taxes	209,858	185,268
Goodwill and other intangibles, net	102,167	102,624
Other assets	65,688	59,219

	4,071,561	4,224,896

Financial Services:
Cash and equivalents	13,911	14,727
Mortgage loans held for sale	141,122	254,958
Other assets	13,055	8,360

	168,088	278,045

Total Assets	$4,239,649	$4,502,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$80,896	$109,444
Accrued liabilities	226,244	280,905
Liabilities from inventories not owned	81,704	83,149
Revolving credit facility	272,000	289,500
Trust deed and other notes payable	51,417	52,498
Senior notes payable	1,449,269	1,449,245
Senior subordinated notes payable	149,260	149,232

	2,310,790	2,413,973

Financial Services:
Accounts payable and other liabilities	4,293	4,404
Mortgage credit facilities	139,898	250,907

	144,191	255,311

Total Liabilities	2,454,981	2,669,284

Minority Interests	65,564	69,287

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 64,657,230 and 64,422,548 shares outstanding, respectively	647	644
Additional paid-in capital	326,550	323,099
Retained earnings	1,398,551	1,446,043
Accumulated other comprehensive loss, net of tax	(6,644)	(5,416)

Total Stockholders’ Equity	1,719,104	1,764,370

Total Liabilities and Stockholders’ Equity	$4,239,649	$4,502,941